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                                                                      Exhibit 21

                                                            Percentage of Voting
                                                            Securities of Sub-
                                                            sidiaries Owned by
                                       Place of             Registrant as of
 Name                                Incorporation          December 31, 1997

Charles Burton Builder, Inc.         Maryland                      100%

Town Center                          District of
Management Corp.                     Columbia                      100%

Bresler & Reiner
Investment Co., Inc.                 Delaware                      100%

Maplewood Manor
Convalescent Center, Inc.            Pennsylvania                  100%

Allentown Road Motel Corporation     Maryland                      100%

Uptown Hotel Corp.                   Maryland                      100%

WMC Management Co., Inc.             District of
                                     Columbia                      100%
Sudley Corporation                   Virginia                      100%

 (1) The names of certain subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary.

 (2) Included in the consolidated financial statements as significant subsidiaries.